Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Doug Marohn	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	CFO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial

Enters into a New $175 Million Senior Secured Credit Facility

On November 5, 2021, Nicholas Financial, Inc announced that it entered into a senior secured credit facility pursuant to a loan and security agreement with Wells Fargo Bank, N.A., as agent, and the lenders that are party thereto. The prior credit facility pursuant to a credit agreement with Ares Agent Services, L.P. was paid off in connection with entering into this credit facility.

Pursuant to the credit agreement, the lenders have agreed to extend to Nicholas Financial a line of credit of up to $175,000,000. The availability of funds under the credit facility is generally limited to an advance rate of between 80% and 85% of the value of eligible receivables, and outstanding advances under the credit facility will accrue interest at a rate equal to the Secured Overnight Financing Rate (SOFR) plus 2.25%. The commitment period for advances under the credit facility is three years. Additionally, in the quarter ending December 31, 2021, Nicholas Financial is planning to recognize approximately $1.9 million of expenses associated with the origination of its prior credit facility. Management believes that the long-term cost benefits provided by the credit facility with Wells Fargo will outweigh this one-time, non-cash impact.

“We are very appreciative of the relationship we have developed with Ares and are grateful for their partnership throughout the NFI turnaround over the last three years,” said Doug Marohn, President and CEO of Nicholas Financial, Inc. “We are equally excited to be partnering once again with Wells Fargo as the lead agent in this new facility. The economics and terms of this deal represent a significant turning point for Nicholas Financial and reinforce the great strides our great company has made since 2018. Under this credit facility we have solidified our access to capital and certainty of execution at a cost of funds that reflects the quality of our portfolio and soundness of our business model.”

The credit agreement and the other loan documents contain customary events of default and negative covenants, including but not limited to those governing indebtedness, liens, fundamental changes, investments, and sales of assets. If an event of default occurs, the lenders could increase borrowing costs, restrict the ability to obtain additional advances under the credit facility, accelerate all amounts outstanding under the credit facility, enforce their interest against collateral pledged under the credit facility or enforce such other rights and remedies as they have under the loan documents or applicable law as secured lenders.

In connection with the refinancing and as required under GAAP, Nicholas Financial expects to recognize a non-cash charge of approximately $1.9 million in the quarter ending December 31, 2021, representing the unamortized portion of debt origination costs associated with its prior credit facility. Management believes that the long-term cost benefits provided by the credit facility with Wells Fargo will outweigh this one-time, non-cash impact.

Cautionary Note regarding Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic and the mitigation efforts by governments and related effects on our financial condition, business operations and liquidity, our customers, our employees, and the overall economy; recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Securities and Exchange Commission (SEC), Department of Justice, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.

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